UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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HEART TEST LABORATORIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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As previously disclosed, on January 17, 2024, Heart Test Laboratories, Inc. (the “Company”) held its 2024 Annual Meeting of Shareholders (the “Annual Meeting”). At the Annual Meeting, the Company’s shareholders voted on eight proposals. One of the proposals, Proposal 7, did not receive sufficient proxies from shareholders to approve an amendment to the Company's Certificate of Formation to decrease the number of shares of the Company’s common stock needed to establish a quorum for meetings of the Company’s shareholders. As a result, and pursuant to the approval of Proposal 8 (the proposal permitting one or more adjournments of the Annual Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve any of the proposals at the time of the Annual Meeting), the Company adjourned the Annual Meeting with respect to Proposal 7. The reconvened Annual Meeting will be held on Wednesday, February 15, 2024 at 9:00 a.m. Eastern Time via live audio webcast at https://web.lumiagm.com/293046675.

The proposal that will be considered at the reconvened Annual Meeting is:

•

Proposal 7: To approve an amendment to the Company’s Amended and Restated Certificate of Formation to decrease the number of shares of common stock needed to establish a quorum for meetings of shareholders.

This proposal is described in detail in the Company’s definitive proxy statement for the Annual Meeting filed with the U. S. Securities and Exchange Commission on December 8, 2023 (the “Proxy Statement”).

During the period of the adjournment, the Company will continue to solicit votes from its shareholders with respect to Proposal 7. Shareholders who have already submitted their proxy do not need to resubmit their proxy. Proxies previously submitted in respect of Proposal 7 for the Annual Meeting will be voted at the reconvened Annual Meeting as indicated therein, unless properly revoked in accordance with the procedures described in the Proxy Statement. The record date for determining shareholders eligible to vote at the reconvened Annual Meeting will remain the close of business on November 20, 2023 (the “Record Date”).

The Company has engaged Advantage Proxy, Inc. (“Advantage Proxy”) to assist it in soliciting proxies for the reconvened Annual Meeting. The Company will pay Advantage Proxy a base fee of $5,500, plus reasonable out-of-pocket expenses.

Proposal 7 must be approved by the affirmative vote of a majority of the aggregate of (i) the shares of the Company’s common stock, and (ii) the shares of the Company’s common stock issuable upon conversion of Series C Preferred Stock, issued and outstanding as of the Record Date, voting together as a single class, which are required to approve an amendment to our Certificate of Formation to effect the number of shares of common stock needed to establish a quorum for meetings of shareholders. This is the vote required by the Company’s Certificate of Formation to alter, amend or repeal the Certificate of Formation. Abstentions and broker non-votes will have the same effect as votes “AGAINST” this proposal. Proposal 7 is considered “non-routine,” and therefore if you hold your shares in street name and do not provide voting instructions to your broker or nominee, your broker or nominee may not vote your shares with respect to Proposal 7 (known as “broker non-votes”).